Exhibit (a)(1)(C)

EQUITY LIFESTYLE PROPERTIES, INC.
OFFER TO ACQUIRE
EACH OUTSTANDING SHARE OF
8.034% SERIES A CUMULATIVE REDEEMABLE PERPETUAL PREFERRED STOCK
FOR
ONE DEPOSITARY SHARE REPRESENTING 1/100th OF A SHARE OF
NEWLY CREATED
6.75% SERIES C CUMULATIVE REDEEMABLE PERPETUAL PREFERRED STOCK, PLUS
CASH IN AN AMOUNT EQUAL TO THE AMOUNT OF ALL UNPAID DIVIDENDS ACCRUED ON
SUCH SERIES A SHARE THROUGH AND INCLUDING THE EXPIRATION DATE

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE

AT MIDNIGHT, NEW YORK CITY TIME, ON SEPTEMBER 7, 2012

WE MAY EXTEND THE OFFER PERIOD AND WITHDRAWAL PERIOD AT ANY TIME.

To Brokers, Dealers and Other Nominees:

          Equity LifeStyle Properties, Inc. (the “Company,” “our,” “we” or “us”) is offering to acquire, upon the terms and subject to the conditions set forth in the Offer to Exchange, dated August 9, 2012 (the “Offer to Exchange”) and in the related letter of transmittal (the “Offer”) all of the 8,000,000 outstanding shares of our 8.034% Series A Cumulative Redeemable Perpetual Preferred Stock, par value $0.01 per share (the “Series A Shares”).

          For each Series A Share that we acquire pursuant to the Offer, we will exchange consideration (the “Offer Consideration”) comprised of (i) one newly issued depositary share (each a “Depositary Share”) representing 1/100th of a share of our newly created 6.75% Series C Cumulative Redeemable Perpetual Preferred Stock, par value $0.01 per share (a “Series C Share”) with a liquidation value equal to $25.00 per Depositary Share, plus (ii) cash in an amount equal to the amount of all unpaid dividends accrued on such tendered Series A Share through and including the Expiration Date. Each Depositary Share represents ownership of 1/100th of a Series C Share deposited with American Stock Transfer & Trust Company, LLC, as Depositary (the “Depositary”), and entitles the holder to all proportional rights, preferences and privileges of the Series C Shares represented thereby (including dividend, voting, redemption, conversion and liquidation rights and preferences). Dividends on the Series C Shares (and, therefore, the Depositary Shares) will accrue from the calendar day after the Expiration Date, regardless of the actual date of issuance.

          The Offer is conditioned upon, among other things, at least 4,000,000 Series A Shares having been validly tendered and not properly withdrawn prior to the expiration of the Offer and our being satisfied in our reasonable discretion that the Depositary Shares to be issued pursuant to the Offer will be eligible to be listed on the New York Stock Exchange. At the expiration of the Offer, if at least 4,000,000 Series A Shares have been validly tendered and not properly withdrawn, and all other conditions are satisfied or waived, we will acquire all tendered Series A Shares from the tendering holders. The term “Expiration Date” means midnight, New York City Time, on September 7, 2012, unless we extend the period of time for which the Offer is open, in which case the term “Expiration Date” means the latest time and date on which the Offer is scheduled to expire.

          In connection with the Offer, please forward copies of the enclosed materials to your clients for whom you hold Series A Shares registered in your name or in the name of your nominee. For your information and for forwarding to your clients, we are enclosing the following documents:

1.	Offer to Exchange, dated August 9, 2012;

2.

the letter of transmittal for your use and for the information of your clients, together with a Substitute Form W-9 and Guidelines for Certification of Taxpayer Identification Number (TIN) on Substitute Form W-9 providing information relating to U.S. federal income tax backup withholding;

3.

a form of letter that may be sent to your clients for whose accounts you hold Series A Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

4.	a letter from the Company briefly describing the Offer.

          Participants of The Depository Trust Company (the “DTC”) will be able to execute tenders through the DTC’s Automated Tender Offer Program.

          WE RECOMMEND THAT YOU CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE IN ORDER TO OBTAIN THEIR INSTRUCTIONS.

          MacKenzie Partners, Inc. is acting as Information Agent and American Stock Transfer & Trust Company, LLC is acting as Depositary in connection with the Offer. The Information Agent may contact holders of Series A Shares by mail, telephone, facsimile and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services and will be reimbursed by us for reasonable out-of-pocket expenses. The Information Agent will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

          The Company will not pay any fees or commissions to brokers, dealers, other nominees or other persons for soliciting tenders of Series A Shares in connection with the Offer. The Company will, however, upon request, reimburse brokers, dealers and other nominees for customary clerical and mailing expenses incurred by them in forwarding materials to their customers.

          Questions regarding the terms of the Offer, and requests for assistance or for additional copies of the Offer to Exchange and any other required documents, may be directed to the Information Agent at the address and telephone numbers set forth on the back cover of the Offer to Exchange.

          Sincerely,

          EQUITY LIFESTYLE PROPERTIES, INC.

          NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU THE AGENT OF THE COMPANY, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER NOT CONTAINED IN THE OFFER TO EXCHANGE OR THE LETTER OF TRANSMITTAL.